UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

______________________________

Date of report (Date of earliest event reported): March 9, 2006

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-17859 (Commission File Number)	02-0430695 (IRS Employer Identification No.)

9 Main Street, P.O. Box 9, Newport, New Hampshire 03773

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (603) 863-0886

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Amendment of a Material Definitive Agreement

On March 9, 2006, the Board of Directors of New Hampshire Thrift Bancshares, Inc. (the “Board”) amended the Supplemental Executive Retirement Plan of New Hampshire Thrift Bancshares, Inc. (the “Plan”). Under the Plan, select executive officers are credited with an annual amount (the “Supplemental Credit”), equal to 10% of their base compensation for the first year, with a formula for automatic increases to the 10% amount each year thereafter. The Plan has been amended in order to provide that the automatic increase to the Supplemental Credit shall not apply to newly designated participants in the Plan. The amendment to the Plan adopted by the Board is attached hereto as Exhibit 10.9.

Each executive officer who participates in the Plan may also make an annual election to defer receipt of all or a portion of his or her annual cash compensation received from New Hampshire Thrift Bancshares, Inc. and Lake Sunapee Bank, FSB. The deferred amounts are allocated to a deferral account and credited with interest according to the investment classifications made available by the Board. The Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, termination of service, hardship or a change in control (as those terms are defined in the Plan as required by section 409A of the Internal Revenue Code of 1986 and regulations or other guidance of the Internal Revenue Service published thereunder).

Item 9.01.	Financial Statements and Exhibits
(d)	The following exhibit is filed with this Report:
Exhibit No.	Description

10.9	Amendment to the Supplemental Executive Retirement Plan of New Hampshire Thrift Bancshares, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:  /s/ Stephen R. Theroux

Stephen R. Theroux

Vice Chairman of the Board of Directors, Executive Vice President, Chief Financial Officer and Corporate Secretary

Date: March 13, 2006

EXHIBIT INDEX

Exhibit	Description
10.9	Amendment to the Supplemental Executive Retirement Plan of New Hampshire Thrift Bancshares, Inc